Exhibit 99.1

Contact Clare Eckert: 401-855-2601
ceckert@auxilioinc.com

AUXILIO Reports Second Quarter 2013 Financial Results
Recent Growth in Revenue and Improved Margins Marks Profitable Earnings

Mission Viejo, CA – August 13, 2013 – AUXILIO, Inc. (OTCBB: AUXO), the nation’s pioneer and leading Managed Print Services (MPS) company for health care, today reported financial results for its quarter ended June 30, 2013.

“Our growth strategy has helped us effectively improve margins and earn new recurring revenue as a result of the record-breaking number of new hospitals we implemented over the last two years,” stated Joseph J. Flynn, president and CEO of AUXILIO, Inc. “This anticipated positive impact from new business has now started to materialize, and we are seeing improvement in our margins as these accounts mature. At the same time, we are delivering over $70 million dollars in savings to our hospital customers over the term of their contracts.”

Financial Results

For the Three Months Ended June 30, 2013

For the three months ended June 30, 2013, AUXILIO reported that recurring service revenues increased by $1.4 million from new contracts closed between May 2012 and April 2013; however revenues were $9.8 million, a decrease of 8% when compared to revenues of $10.7 million in the same period of 2012, due to a drop in equipment revenue.  Equipment sales were $800,000 as compared to $3.1 million for the same period in 2012.  Cost of revenues were $8.2 million for the three months ended June 30, 2013, as compared to $9.3 million for the same period in 2012.  This drop was due to the drop in equipment sales offset by additional staffing and service costs from the higher recurring service revenue.  Gross profit for the second quarter of 2013 was $1.6 million, or 17% of sales, compared to $1.4 million, or 13% of sales, for the same period of 2012. This improvement is a direct result of the large growth in new facilities that we added in 2012 coupled with the reduction in costs as AUXILIO’s program matures within these new accounts.

Operating expenses for the second quarter of 2013 were $1.4 million, compared to $1.5 million in the same period of 2012. Net income for the second quarter of 2013 was $97,493, or $0.00 per share, compared to a net loss of $26,818, or $0.00 per share, in the same period of 2012. AUXILIO continues to show improvement in the non-GAAP measure of adjusted income from operations. Excluding $119,000 in charges related to stock based compensation, we achieved positive adjusted income from operations of $324,000 in the second quarter of 2013, compared to income of $75,000, after excluding charges of $121,000 related to stock-based compensation and $69,000 in charges related to stock granted for marketing activities, for the second quarter of 2012. We had a cash balance of $2.0 million and $500,000 borrowing on our line of credit compared to $2.2 million and $528,000 borrowed against our line of credit at December 31, 2012.

For the Six Months Ended June 30, 2013

For the six months ended June 30, 2012, the company reported revenues of $19.9 million, an increase of 16% when compared to $17.3 million in the same period of 2012.  Recurring service revenues increased 33% from new contracts closed between May 2012 and April 2013; however this increase was partially offset by a decrease of 48% in equipment revenue. Gross profit for the first six months of 2013 was $3.2 million, or 16% of sales, compared to $1.7 million, or 10% of sales, for the first six months of 2012. Operating expenses for the first six months of 2013 were $3.1 million, compared to $3.1 million in the prior year period. Net loss for the first six months of 2013 was $133,000, or $0.01 per share, compared to $1.6 million, or $0.08 per share, in the first six months of 2012.

Excluding $316,000 in charges related to stock-based compensation and $190,000 in charges related to stock granted for marketing activities, we achieved adjusted income from operations of $612,000 for the first six months of 2013, compared to an adjusted loss from operations of $928,000 after excluding charges of $213,000 related to stock-based compensation and $204,000 in charges related to stock granted for marketing activities for the same period of 2012.

Paul Anthony, CFO of AUXILIO, stated: “Our financial performance as a result of margin improvements across our accounts, and better leverage of our overhead costs over a larger customer base of more than 80 hospitals, has resulted in three consecutive quarters of positive adjusted income from operations.”

Conference Call Information
The company will host its second quarter 2013 financial results conference call today at 2 p.m. PT / 5 p.m. ET, the details for which follow. To access the call in the U.S. please dial 1-877-941-2068 and for international calls, dial 1-480-629-9712 approximately 10 minutes prior to the start of the conference. The conference ID is 4631879. The conference call will also be broadcast live over the Internet and available for replay for 15 days at www.auxilioinc.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 1-877-870-5176 and internationally, 1-858-384-5517. Enter access code 4631879.

About AUXILIO, Inc.
AUXILIO, Inc. is the pioneer of Managed Print Services for the health care industry, working exclusively with hospitals and hospital systems throughout the United States.  We are vendor independent and provide intelligent solutions, a risk free program and guaranteed savings. AUXILIO assumes all costs related to print business environments through customized, streamlined and seamless integration of services at predictable fixed rates that are unmatched in the industry. We work collaboratively to assist our health care-partners in the delivery of quality patient care.  The service and solutions provided by our on-site Centers of Excellence professional print strategy consultants deliver unparalleled customer service across the industry. For more information about AUXILIO, visit www.auxilioinc.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of AUXILIO, Inc. that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. AUXILIO, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

[Tables to Follow]

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2013	DECEMBER 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,030,126	$2,190,972
Accounts receivable, net	4,914,343	4,693,660
Supplies	1,217,339	1,059,730
Prepaid and other current assets	262,551	52,113
Total current assets	8,424,359	7,996,475

Property and equipment, net	202,359	227,004
Deposits	35,038	36,288
Loan acquisition costs	95,016	159,036
Goodwill	1,517,017	1,517,017
Total assets	$10,273,789	$9,935,820

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,706,120	$5,579,720
Accrued compensation and benefits	1,352,764	1,558,539
Line of credit	500,000	528,486
Deferred revenue	922,873	902,542
Current portion of capital lease obligations	78,008	88,645
Total current liabilities	8,559,765	8,657,932

Long-term liabilities:
Convertible notes payable, net of discount of $152,750 and $223,250 at June 30, 2013 and December 31, 2012, respectively	1,647,250	1,576,750
Capital lease obligations less current portion	70,480	79,358
Total long-term liabilities	1,717,730	1,656,108

Commitments and contingencies

Stockholders’ (deficit) equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 20,180,923 and 19,818,643 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	20,182	19,820
Additional paid-in capital	22,998,320	22,491,361
Accumulated deficit	(23,022,208)	(22,889,401)
Total stockholders’ (deficit) equity	(3,706)	(378,220)
Total liabilities and stockholders’ equity	$10,273,789	$9,935,820

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Revenues	$9,801,029	$10,722,165	$19,893,182	$17,260,144
Cost of revenues	8,157,963	9,323,015	16,673,902	15,511,094

Gross profit	1,643,066	1,399,150	3,219,280	1,749,050

Operating expenses:
Sales and marketing	504,168	559,543	1,174,063	1,251,753
General and administrative expenses	934,251	954,502	1,939,021	1,842,738

Total operating expenses	1,438,419	1,514,045	3,113,084	3,094,491

Income (loss) from operations	204,647	(114,895)	106,196	(1,345,441)

Other income (expense):
Interest expense	(107,154)	(116,939)	(233,503)	(214,381)
Interest income	-	16	-	300
Change in fair value of derivative liabilities	-	205,000	-	(85,000)

Total other income (expense)	(107,154)	88,077	(233,503)	(299,081)

Income (loss) before provision for income taxes	97,493	(26,818)	(127,307)	(1,644,522)

Income tax expense	-	-	(5,500)	(1,600)

Net income (loss)	$97,493	$(26,818)	$(132,807)	$(1,646,122)

Net income (loss) per share:
Basic	$.00	$(.00)	$(.01)	$(.08)
Diluted	$.00	$(.00)	$(.01)	$(.08)

Number of weighted average shares:
Basic	20,176,242	19,568,513	20,146,271	19,509,148
Diluted	20,987,647	19,568,513	20,146,271	19,509,148

###